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                                                                    EXHIBIT 99.3

                             TRINITY INDUSTRIES, INC
                            QUARTERLY CONFERENCE CALL
                                   MAY 8, 2003


COMMENTS OF JIM S. IVY, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

I WILL MENTION SOME DETAILS TO HELP YOU UNDERSTAND THE COMPARISON OF OUR FIRST QUARTER RESULTS TO THE FIRST QUARTER OF LAST YEAR. WE HAVE FILED OUR FORM 10-Q FOR THE FIRST QUARTER THIS MORNING AND YOU WILL FIND MORE DETAILS THERE.

LOSS PER SHARE FOR THE FIRST QUARTER OF 2003 WAS 32 CENTS OR, IN THE MIDDLE OF THE 5 CENTS PER SHARE RANGE MENTIONED IN OUR CONFERENCE CALL LAST QUARTER. THE PER SHARE LOSS FOR THE FIRST QUARTER OF LAST YEAR WAS 19 CENTS.

GOING THROUGH THE SEGMENTS IN THE ORDER LISTED IN THE PRESS RELEASE, THE RAIL GROUP SHOWED A DECLINE IN REVENUES AND AN IMPROVED OPERATING LOSS FOR THE SEGMENT COMPARED TO LAST YEAR. IN OUR EUROPEAN RAILCAR BUSINESS, BOTH VOLUMES AND TOTAL REVENUE DOLLARS DECLINED BUT OPERATING PROFIT WAS FLAT AT ABOUT BREAKEVEN. IN NORTH AMERICA, A 37% INCREASE IN UNITS WAS MORE THAN OFFSET BY A CHANGE IN THE MIX OF RAILCARS DELIVERED. THE INCREASED VOLUME DID IMPROVE BURDEN ABSORPTION AND MARGINS FOR THE GROUP. SUBSTANTIALLY MORE OF THIS QUARTER'S SHIPMENTS WERE TO OUR OWN LEASING COMPANY THAN IN THE SAME QUARTER LAST YEAR. IN THE 1ST QUARTER THIS YEAR, APPROXIMATELY $64.3 MILLION IN REVENUES AND $3.9 MILLION IN OPERATING PROFIT FOR THIS SEGMENT WERE PRODUCED BY SALES TO OUR OWN LEASING SUBSIDIARY. IN THE YEAR AGO QUARTER, SALES TO OUR LEASING GROUP WERE $20.4 MILLION AND RELATED OPERATING PROFIT WAS $900 THOUSAND. THE REVENUES AND PROFITS FROM THESE INTERCOMPANY SALES ARE ELIMINATED IN CONSOLIDATION. OUR NORTH AMERICAN RAILCAR BACKLOG GREW FOR THE FOURTH STRAIGHT QUARTER TO OVER 8,200 UNITS, OR A GROWTH OF 12% FOR THE QUARTER.

YEAR OVER YEAR, REVENUES IN THE CONSTRUCTION PRODUCTS GROUP DECLINED DUE TO EXITING CERTAIN NON CORE PRODUCT LINES, BAD WEATHER IN SOME MARKETS AND REDUCED DEMAND IN THE FITTINGS BUSINESS. OPERATING PROFITS WERE IMPACTED BY THESE FACTORS AS WELL AS BY COMPETITIVE PRICING PRESSURES. BACKLOGS ARE STRONG IN THIS GROUP AS THEY MOVE INTO THE TRADITIONALLY GOOD WEATHER OF THE 2ND AND 3RD QUARTERS.

THE INLAND BARGE GROUP REVENUES DECLINED PRIMARILY DUE TO A 47% DECLINE IN HOPPER BARGE SHIPMENTS. OPERATING PROFITS FOLLOWED THE DECLINE IN VOLUME AND THE RELATED EFFECT OF LOWER VOLUME ON OVERHEAD ABSORPTION. BARGE CORROSION/LITIGATION EXPENSES WERE APPROXIMATELY $600 THOUSAND COMPARED TO $300 THOUSAND IN THE FIRST QUARTER OF LAST YEAR. RECENT ORDERS INCLUDING THE ORDER FOR 16 TANK BARGES ANNOUNCED EARLIER THIS WEEK HAVE GROWN THE BACKLOG IN THIS GROUP AS WELL.

REVENUES IN THE INDUSTRIAL PRODUCTS GROUP DECLINED DUE TO REDUCED VOLUME OF TANK HEADS PRIMARILY RESULTING FROM THE SALE OF A PLANT IN DECEMBER 2002 WHICH MANUFACTURED CUSTOM HEADS AND, TO A LESSER EXTENT, REDUCED DEMAND FOR HEADS IN THE PETROCHEMICAL AND PHARMACEUTICAL INDUSTRIES. OPERATING PROFITS WERE



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AFFECTED BY THE REDUCED HEADS SALES AND LOWER AVERAGE PRICING FOR CERTAIN
PRODUCTS IN THE MEXICO LPG MARKET.


IN OUR RAILCAR LEASING AND MANAGEMENT SERVICES GROUP, REVENUES AND OPERATING PROFITS GREW YEAR OVER YEAR WITH THE GROWTH IN THE SIZE OF THE FLEET. THE NUMBER OF RAILCARS IN OUR LEASE FLEET AT MARCH 31, 2003 WAS APPROXIMATELY 16,000 COMPARED TO APPROXIMATELY 13,000 AT THE SAME TIME LAST YEAR. UTILIZATION OF THE FLEET WAS FAIRLY STEADY AT 94% COMPARED TO 93.9% AT THE SAME TIME LAST YEAR. GROSS ADDITIONS TO OUR LEASE FLEET FOR 2003 ARE ON TRACK TO BE ABOUT $230 MILLION. THIS $230 MILLION IS BEFORE REDUCTION FOR THE $200 MILLION WAREHOUSE FACILITY SALE/LEASEBACK REFINANCING JOHN MENTIONED AND BEFORE ANY RETURN OF CAPITAL RELATED TO A SALE OF FLEET ASSETS.

IN THE ALL OTHER GROUP, YEAR OVER YEAR PROFIT IMPROVED DUE TO SELLING CERTAIN INVENTORY RELATED TO A CANCELLED CONTRACT IN THE WIND TOWER BUSINESS.

ON A CONSOLIDATED BASIS, SE&A EXPENSE INCLUDES APPROXIMATELY $2.6 MILLION OF INCREMENTAL COSTS RELATED TO OUTSOURCING ACCOUNTING AND FINANCE PROCESSING ACTIVITIES AND IMPLEMENTATION OF A NEW ORACLE FINANCIAL SYSTEM WHICH WENT LIVE ON APRIL 6TH. EXCLUDING THOSE COSTS CONSOLIDATED SE&A EXPENSES DECLINED ABOUT $3.6 MILLION OVER THE FIRST QUARTER OF LAST YEAR AS A RESULT OF HEADCOUNT AND OTHER REDUCTIONS.

LOOKING AT OUR BALANCE SHEET, DEBT INCREASED $7.3 MILLION AS THE WAREHOUSE FACILITY JOHN REFERRED TO NEARS THE POINT WHERE IT WILL BE REFINANCED. OUR INVESTMENT IN INVENTORY AND RECEIVABLES DECLINED ANOTHER $21 MILLION DURING THE QUARTER WHICH BRINGS THE TOTAL REDUCTION IN INVENTORY AND RECEIVABLES SINCE MARCH 31, 2001 TO $225 MILLION.











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